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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT
                         (Sandra Nusinoff Lehrman, M.D.)

         This Employment Agreement ("Agreement"), effective as of July 1, 1998, by and between Genzyme Transgenics Corporation (together with its affiliates and subsidiaries, "GTC"), a Massachusetts corporation with its principal offices at Five Mountain Road, Framingham, Massachusetts 01701 and Sandra Nusinoff Lehrman, M.D. (the "Executive") residing at 60 Watch Hill, East Greenwhich, Rhode Island.

         GTC desires to employ the Executive as President and Chief Executive Officer of GTC for the period and upon the terms and conditions hereinafter set forth.

         Executive desires to serve in such capacities for such period and upon such terms.

         Accordingly, the parties hereto agree as follows:

         SECTION 1. EMPLOYMENT OF EXECUTIVE.

         1.1. Employment. Subject to the terms and conditions of this Agreement, GTC agrees to employ Executive as President and Chief Executive Officer of GTC. Executive shall have such responsibilities and shall perform such specific duties as are commensurate with such positions, and as may reasonably be assigned to the Executive from time to time by the Board of Directors of GTC, for the period commencing on the date hereof until terminated as herein provided. Executive hereby accepts such employment.

         1.2. Board Membership. The Company shall elect the Executive as a member of the Board of Directors of the Company with a term expiring at the annual meeting of stockholders of the Company to be held in 2000. Subject to the Executive's continued employment with the Company, the Company will nominate the Executive for re-election at such annual meeting of stockholders.

         SECTION 2. COMPENSATION. For all services to be rendered by Executive to GTC during the term of this Agreement, GTC shall pay to, and provide the Executive with, the following compensation and benefits:

         2.1. Base Salary and Bonus. For the period from the date hereof until December 31, 1998, GTC shall pay to Executive (i) a base salary of not less than $260,000 per year, pro rated for such portion of a year and payable in substantially equal biweekly installments in accordance with GTC practice as in effect from time to time, and (ii) in addition to the initial bonus described in
Section 2.2 below, incentive and compensatory bonuses, if any, as may be awarded from time to time by GTC's Compensation Committee; provided the bonus opportunity for Executive's services for the calendar year 1999 shall not be less than 40% of her base salary for such year and shall be payable during the first quarter of the year 2000. With respect to subsequent periods during the term of this Agreement, GTC will review Executive's base salary and bonus from time to time and may make adjustments to such base salary and determine such


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bonus based upon, among other factors: (a) Executive's performance, (b) GTC's performance, (c) changes in costs of living, (d) changes in Executive's responsibilities, and (e) the benefit to GTC of Executive's efforts on its behalf; provided that Executive's base salary shall not be less than $260,000 per year during the term of this Agreement and the first such review shall occur not later than January 1999.

         2.2. Initial Bonus. GTC shall pay an initial bonus to the Executive in the amount of $52,000, $26,000 of which shall be payable upon Executive's commencement of employment and the remaining $26,000 of which shall be payable on January 2, 1999.

         2.3. Initial and Subsequent Option Grants. GTC has authorized the grant to the Executive of options to purchase 150,000 shares of GTC's Common Stock at a price per share equal to the opening price of such Common Stock on the date Executive commences employment with GTC, exercisable as to 30,000 shares immediately and as to 30,000 shares on each of the next four anniversary date of the date of commencement of employment. Such options shall be exercisable for ten years following the date of grant, subject to early termination in the event of termination of Executive's employment in accordance with the Company's 1993 Equity Incentive Plan (the "Plan"). GTC may, from time to time, grant Executive stock options under GTC's stock option plans. Options granted to the Executive shall be incentive stock options ("ISOs") to the maximum extent permitted by law. GTC represents that the Plan complies with the requirements for an incentive stock option plan under Section 422 of the Internal Revenue Code of 1986, as amended. In the event that options are granted to Executive in an amount greater than the maximum permitted by such Section 422 to obtain ISO treatment, GTC will work together in cooperation with the Executive to designate certain options as ISOs and certain options and non-qualified stock options.

         2.4. Participation in Benefit Plans. Executive shall be entitled to immediate participation in all employee benefit plans or programs of GTC, subject only to such eligibility requirements as are required by law or the written provisions of any such plans or programs. GTC shall provide life insurance in an amount equal to twice the Executive's annual base salary, payable to beneficiaries identified by the Executive or in the absence of designation, to her estate. GTC does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to paid vacation each year in accordance with applicable GTC policy. Health and dental plans shall cover Executive and her dependents as they do for other GTC executives. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 4.2.

         2.5. Relocation and Other Expenses.

                  (a) GTC shall reimburse Executive for all ordinary and necessary business expenses incurred in the performance of Executive's duties under this Agreement, provided that Executive accounts properly for such expenses to GTC in accordance with the general corporate policies of GTC and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.


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                  (b) GTC shall reimburse Executive for her actual out-of-pocket expenses in connection with Executive's relocation of her residence to Massachusetts; provided (i) such expenses must be incurred not later than 30 months after the Executive's commencement of employment with GTC and (ii) GTC shall have no obligation to reimburse relocation expenses in excess of $35,000. To the extent the Executive incurs federal or state tax liability in connection with her receipt of such relocation reimbursement, GTC shall provide Executive with a "gross-up" payment to cover such tax liability.

         SECTION 3. CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENTS. As a condition to GTC's obligations hereunder, the Executive will execute a confidentiality agreement pertaining to the intellectual property and confidential information of GTC and GTC's standard form of a non-competition agreement for executive officers and key employees.

         The obligations of Executive under this section and the agreements referenced in the preceding paragraph shall survive termination of this Agreement for any reason.

         SECTION 4. TERMINATION AND SEVERANCE PAYMENT.

         4.1. Termination. The employment of the Executive by GTC may be terminated as follows:

                  (a) Executive's employment hereunder shall terminate upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of 120 days or more;

                  (b) Executive's employment hereunder may be terminated by GTC or Executive without Cause (as hereinafter defined);

                  (c) Executive's employment hereunder may be terminated by GTC in the event of Executive's breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to GTC, as reasonably determined by GTC's Board of Directors, or willful failure to follow the reasonable directions of GTC's Board of Directors (any such event herein to be referred to as "Cause"), provided that GTC shall give written notice of the conduct alleged to give Cause for termination and Executive shall have 90 days to remedy the same; and

                  (d) Executive's employment hereunder may be terminated by Executive within twenty-four months after the occurrence of any one of the following (each, a "Change of Control"):

                           (i)      the acquisition (A) by any "person" (as such
term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) or
(B) by Genzyme Corporation from any party of an amount of GTC's Common Stock so that it holds or controls 50% or more of GTC's Common Stock;


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                           (ii) a merger or similar combination after which 49%
or more of the voting stock of the surviving corporation is held by persons who were not stockholders of GTC immediately prior to such merger or combination;

                           (iii)    the election by the stockholders of GTC of
20% or more of the directors of GTC other than pursuant to nomination by GTC's management; or

                           (iv) the sale by GTC of all or substantially all of
its assets or business.

         4.2 Severance Payment; Benefits.

                  (a) Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment:

                           (i)      by GTC under Section 4.1(b), or

                           (ii)     by Executive under Section 4.1(d),

then GTC shall make severance payment(s) to Executive equal to (A) twenty-four
(24) months of the Executive's base salary (the "Base Salary Payment") at the time of such termination and (B) an amount equal to the Executive's maximum incentive bonus that would next be payable to her and would otherwise be due to Executive if such termination had not occurred and the maximum amount of such bonus had been fully earned, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the termination date. Such severance amounts shall be together payable in equal installments over such 24 month period in the event Executive's employment is terminated by GTC under Section 4.1(b) other than in a Change of Control. In the event of a Change of Control if Executive's employment is terminated by GTC in contemplation thereof or within 24 months thereafter pursuant to Section 4.1(b) or if Executive's employment is terminated by Executive under Section 4.1(d), such severance amounts shall be together payable in a lump sum within ten (10) days after the termination date. No severance shall be payable in the event that Executive's employment is terminated pursuant to Section 4.1(a) or (c), or by Executive pursuant to Section 4.1(b).

                  (b) Benefits. Executive's coverage under GTC's life, health and dental insurance plans will remain in effect and Executive will be entitled to continue to participate in GTC's retirement plans, all at GTC's expense, during the period following termination that has the duration of the time period used to determine the Base Salary Payment, unless Executive notifies GTC in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through GTC's plans, then GTC will provide Executive with substantially equivalent benefits on an aggregate basis, at its expense.

         4.3 Accelerated Vesting of Options Upon a Change of Control. If this Agreement is terminated by Executive pursuant to Section 4.1(d) or if GTC terminates the Employee without Cause in contemplation of or within 24 months after a Change in Control, any options then held by Executive to purchase shares of the Common Stock of GTC which options are then subject to vesting, shall, notwithstanding any contrary provision in the agreement or plan pursuant to which


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such options had been granted, be fully vested and exercisable on the date immediately preceding the effective date of such termination for the duration of the term of such options as if such termination of employment had not occurred.

         SECTION 5. MISCELLANEOUS.

         5.1 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that GTC may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which GTC may merge or consolidate, or to which GTC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, GTC. After any such assignment by GTC, GTC shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of GTC under this Agreement.

         5.2 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

         5.3 Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Executive's employment with or compensation by GTC. This Agreement may not be amended, supplemented or otherwise modified except by a writing signed by Executive and GTC.

         5.4 Binding Effect. Subject to Section 5.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

         5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

         5.6 Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

         5.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.


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         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

                                   EXECUTIVE



                                   /s/ Sandra Nusinoff Lehrman, M.D.
                                   ---------------------------------------------
                                   Sandra Nusinoff Lehrman, M.D.


                                   GENZYME TRANSGENICS CORPORATION



                                   By: /s/ John B. Green
                                      ------------------------------------------
                                      John B. Green
                                      Vice President


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